THIRD AMENDMENT TO THE RUBY TUESDAY, INC. EXECUTIVE
SUPPLEMENTAL PENSION PLAN

THIS THIRD AMENDMENT is made as of this 18 day of September, 2003, by RUBY TUESDAY, INC. (the “Primary Sponsor”), a corporation organized and existing under the laws of the State of Georgia.

W I T N E S S E T H:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (the “Plan”), which was established by indenture effective as of June 1, 1983, and which was last amended and restated by indenture effective July 1, 1999.

WHEREAS, the Primary Sponsor desires to amend the Plan primarily to reduce the normal retirement age from age 65 to age 60 and to make corresponding revisions to related Plan provisions.

                                WHEREAS, the amendments effected hereby have been approved by the Board of Directors of the Primary Sponsor.

                                 NOW, THEREFORE, the Plan is hereby amended, effective as of July 9, 2003, as follows:

1.	By deleting in Section 2.01(h) the phrase “Morrison Incorporated Retirement Plan [now known as the Ruby Tuesday, Inc. Retirement Plan]” and substituting therefor the phrase “Morrison Retirement Plan”.

2.	By deleting Section 2.01(j) in its entirety and by substituting therefor the following:

                               “(j)      The term ‘Normal Retirement Date’ refers to the 60th anniversary of the Participant’s birth.”

                3.            By deleting the second paragraph of Section 2.01(n) in its entirety and by substituting therefor the following:

“The Primary Social Security Benefit will be calculated as though the Participant had a full Social Security Earnings Record and as though the Participant always earned at least the Social Security Taxable Wage Base; however, in no event will earnings of any type be taken into account beyond the earlier of the date of the Participant’s retirement or attainment of age 65.”

                 4.            By deleting Section 3.01(C) in its entirety and by substituting therefor the following:

“(C)	The retirement benefit payable in the form of a single life annuity to the Participant under the Morrison Retirement Plan as determined at the Participant’s Normal Retirement Date (as defined under this Plan); and”

5.	By deleting in Sections 4.01, 4.02, 5.01 and 5.02 the phrase “Morrison Incorporated Retirement Plan [now known as the Ruby Tuesday, Inc. Retirement Plan]” and substituting therefor the phrase “Morrison Retirement Plan”.

6.	By deleting the existing table of early retirement factors from Section 4.02(a) in its entirety and by substituting therefor the following.

"Number of Years until Eligible
For Unreduced Retirement Benefit	Early Retirement Factor
1.97
2.94
3.91
4.88
5	.85"

                7.            By deleting Section 4.02(b) in its entirety and by substituting therefor the following.

“(b)	Unreduced Early Retirement Benefit. A Participant identified in Appendix B to the Plan, as Appendix B may be amended from time to time by action of the Board (a Participant so identified on Appendix B is referred to hereafter as a ‘Subsection (b) Participant’) may retire from service with the Company or any of its subsidiaries prior to reaching his Normal Retirement Date and commence receiving benefits from the Plan pursuant to this Section 4.02(b) if at the time of retirement from service with the Company or any of its subsidiaries, the Subsection (b) Participant is at least age 55 and the sum of the Subsection (b) Participant’s age and years of Continuous Service equals or exceeds ninety (90) (referred to herein as the ‘Rule of 90’). The Accrued Benefit, as determined in Section 3.01, but payable pursuant to this Section 4.02(b), will not be subject to actuarial reduction.”

8.	By redesignating Section 5.2 as Section 5.02 and by deleting the clause “and at the same time” from the first sentence of the second paragraph of Section 5.02.

9.	By deleting Article VII(D) in its entirety and by adding a new Article VIIA as follows:

“ARTICLE VIIA

CLAIMS REVIEW PROCEDURE

                                  7A.01 Notice of Denial.

If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

                                  7A.02 Contents of Notice of Denial.

If a Participant or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a)	the specific reasons for the denial;

(b)	specific references to the pertinent provisions of the Plan on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review;

(e)	in the case of a claim for benefits due to a Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(f)	in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

                                  7A.03 Right to Review.

                                              After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(a)	request a full and fair review of the denial of the claim by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s Disability);

(b)	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)	submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and

(d)	a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                                   7A.04 Application for Review.

(a)	If a claimant wishes a review of the decision denying his claim to benefits under the Plan, other than a claim described in Subsection (b) of this Section 7A.04, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

(b)	If the claimant wishes a review of the decision denying his claim to benefits under the Plan due to a Participant’s Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:

(1)	consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(2)	identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

                                  7A.05 Hearing.

Upon receiving such written application for review, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.

                                  7A.06 Notice of Hearing.

At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

                                  7A.07 Counsel.

All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

                                  7A.08 Decision on Review.

No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

(a)	the specific reasons for the decision;

(b)	specific references to the pertinent provisions of the Plan on which the decision is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(e)	in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(f)	in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g)	in the case of a claim for benefits due to a Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.

                                  7A.09 Appeals Fiduciary.

For purposes of this Article VIIA, the term ‘Appeals Fiduciary’ means an individual or group of individuals appointed to review appeals of claims for benefits payable due to a Participant’s Disability.”

                                   Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

                                   IN WITNESS WHEREOF, the Primary Sponsor has caused this Third Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.
By:/s/ Samuel E. Beall, III Samuel E. Beall, III Chairman and Chief Executive Officer

      [CORPORATE SEAL]

ATTEST:

/s/ Daniel T. Cronk

 Daniel T. Cronk
 Secretary